Exhibit 99.1

For Immediate Release:	November 20, 2007
HOME BANCSHARES, INC. ANNOUNCES PLAN TO SELL
OWNERSHIP IN WHITE RIVER BANCSHARES, INC.
     Conway, AR — Home BancShares, Inc. (NASDAQ-GS: HOMB) announced today that it entered into an agreement with White River Bancshares, Inc. to sell Home’s 20% ownership in White River. The purchase price of the 20% interest is $19,861,500. The sale is conditioned upon White River raising the purchase price through a private placement of its stock. The sale is also conditioned upon any applicable regulatory approvals and other customary provisions. The closing is scheduled no later than March 1, 2008.
     “We are proud to have been associated with White River’s successful beginning. Since we made our initial investment in 2004, White River has opened for business and grown to approximately a half a billion in total assets,” said John Allison, Chairman and Chief Executive Officer, Home BancShares, Inc. “We have a history of seeding banks and observing their progress. Our decision to sell this investment allows us the opportunity to redeploy the capital into other business opportunities. Signature’s desire is to stay independent and remain a locally owned community bank.”
     Gary Head, Chairman and Chief Executive Officer of White River said, “We have benefited from our relationship with Home BancShares and appreciate the support they’ve shown over the past three years. The replacement of Home’s ownership will give us an opportunity to expand our investor base in northwest Arkansas.”
     It is Home BancShares, Inc. intention that if the transaction moves forward, that it will be on terms that result in an accretion to 2008 diluted earnings per share of approximately $0.03 and would include a one-time pre-tax gain of approximately $6 million at the closing of the transaction.

     Home BancShares, Inc. is a financial holding company, headquartered in Conway, Arkansas, with five wholly owned bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Three of the bank subsidiaries are located in central Arkansas market area, a fourth serves Stone County in north central Arkansas, and a fifth serves the Florida Keys and southwestern Florida. As previously announced, the Corporation has entered into a definitive agreement to purchase Centennial Bancshares, Inc., Little Rock, Arkansas. This transaction is expected to close on January 1, 2008. Upon completion of this acquisition, the Corporation will own six wholly owned banks, four in the central Arkansas market. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB”.
     This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares Inc.’s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission.
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FOR MORE INFORMATION CONTACT:
BRIAN S. DAVIS
Director of Financial Reporting
Home BancShares, Inc.
(501) 328-4770
Ticker symbol: HOMB